UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(D) of
The Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):  May 15, 2013

Anaren, Inc.
(Exact name of registrant as specified in its charter)

New York	000-06620	16-0928561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

635 Kirkville Road, East Syracuse, New York	13057
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (315) 432-8909

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          On May 15, 2013, Robert U. Roberts retired from the Board of Directors (the “Board”) of Anaren, Inc. (the “Company”), in accordance with the Company’s mandatory retirement policy for directors.  Mr. Robert’s retirement is not the result of any disagreement with the Company.

(e)          The Company entered into Amendment # 8 to Carl W. Gerst, Jr. Employment Agreement with Carl W. Gerst, Jr. (the “Gerst Amendment”), the Company’s cofounder, Chief Technical Officer and Vice Chairman of the Board, providing for Mr. Gerst’s continued employment through June 30, 2014.  Paragraph 6(a) of the Employment Agreement is also modified by Amendment #8 to provide for the elimination of a “modified single trigger” provision so that prospectively, Change-of-Control benefits provided for in the Employment Agreement are triggered only by a qualifying termination of Mr. Gerst’s employment initiated by the successor Employer.  Mr. Gerst’s base salary will continue at $187,500.  All other terms of the original Employment Agreement, as previously amended, that are in effect at the time of this amendment remained unchanged.

The foregoing description of the Gerst Amendment is qualified in its entirety by reference to the full text of the Gerst Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits

(d)   Exhibits

10.1	Amendment #8 to Carl W. Gerst, Jr. Employment Agreement, between Anaren, Inc. and Carl W. Gerst, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATE:	May 16, 2013
ANAREN, INC.

		By:	/s/ Lawrence A. Sala
		Name:	Lawrence A. Sala
		Title:	President and Chief Executive Officer